MULTILINK EXECUTIVES ADOPT 10b5-1 TRADING PLANS

     Somerset, New Jersey-(Business Wire)--August 16, 2001--Multilink Technology Corporation (Nasdaq: MLTC) today announced that its Chief Executive Officer, President and Co-Chairman, Dr. Richard Nottenburg, and the other members of Multilink's executive team have each initiated a structured trading plan to sell a portion of their Multilink stockholdings commencing after the expiration of their current 180-day IPO lock-up periods. The other executives that have entered into trading plans are Dr. Jens Albers, Executive Vice President and Co-Chairman, Eric M. Pillmore, Chief Financial Officer, Craig Lewis, Senior Vice President-Sales, and Ronald Krisanda, Senior Vice President-Operations. The plans, adopted under the new SEC rule 10b5-1, are designed to avoid any real or perceived conflicts of interest that might arise from their involvement with the company, while enabling the executive officers to diversify their respective holdings.

     The trading plans, other than Dr. Nottenburg's, generally provide for monthly sales subject to specified volume limits and minimum price requirements. These plans will commence in December 2001, following the expiration of lock-up agreements between the executives and the underwriters in Multilink's recent initial public offering.

     Dr. Nottenburg has been a shareholder and founder of Multilink since 1994. Upon commencement of his plan in January 2002, Dr. Nottenburg will hold or have options to purchase approximately 13.9 million shares of Multilink common stock. Dr. Nottenburg's trading plan will result in him selling approximately 9% of such shares in 2002, including vested and unvested options. Dr. Nottenburg's plan provides for sales of 100,000 shares during each month beginning in January 2002, on the open market and at prevailing market prices without minimum price requirements. The plan has no termination date.

     The sales plans allow Multilink's executives to monetize and diversify a portion of their equity holdings. Sales under the plans will be effected in a systematic manner with the goal of minimal market impact and compliance with regulations adopted by the Securities and Exchange Commission last year.

About Multilink:
Multilink Technology Corporation designs, develops and markets advanced mixed signal integrated circuits, modules, VLSI products and higher-level assemblies designed to enable the next generation of high-speed optical networking systems. By providing our customers with sophisticated products developed by utilizing systems level expertise and a high level of component integration, we facilitate our customers' ability to meet their time-to-market requirements. Our products span the markets from Metro to Ultra Long Haul optical transport equipment with a focus on the fastest commercially available speeds of 10 Gb/s and higher. Multilink is headquartered in Somerset, New Jersey with additional offices located throughout North America and Europe.

Safe Harbor Statement under the Private Securities Litigation
Reform Act of 1995:
This release may contain forward-looking statements that are based on our current expectations, estimates and projections about our industry, and reflect management's beliefs and certain assumptions made by us based upon information available to us at this time. Any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements speak only as of the date hereof. Such information is subject to change, and we will not necessarily inform you of such changes. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Our Form 10-Q for the quarter ended June 30, 2001 and our other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. Multilink Technology Corporation undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For more information,  please contact:
Richard Sawchak,  Director-Investor Relations
Multilink  Technology  Corporation
300 Atrium Drive,  2nd Floor
Somerset,  New Jersey 08873
Tel: (732) 537-3771
Fax: (732) 537-3781
E-mail: investors@mltc.com